Exhibit 2.9

                  Agreement by an among Unilabs Group Limited,
                          Health Strategies Limited and
                      Medical Diagnostic Management, Inc.,
                            dated as of May 23, 1997

                                    AGREEMENT

     AGREEMENT, dated as of the 23rd of May, 1997, by and among UNILABS GROUP LIMITED, a British Virgin Islands corporation with an address' at Road Town, Pasea Estate, P.O. Box 3149, Tortola, British Virgin Islands (hereinafter referred to as "UGL"), HEALTH STRATEGIES LIMITED, a Jersey corporation with an address at 17 Bond Street, St. Helier, Jersey, Channel Islands (hereinafter referred to as "HSL") and MEDICAL DIAGNOSTIC MANAGEMENT INC., a New Jersey corporation with offices at 401 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter referred to a "MDM"),

     WHEREAS, UGL owns 50 Class B ordinary shares, without par value (the "MISE Shares"), of MISE S.A., a British Virgin Islands corporation (hereinafter referred to as "MISE"); and

     WHEREAS, HSL wishes to acquire from UGL ail of UGL's right and title in and to the MISE Shares; and

     WHEREAS, MISE owns the right (the "European Flights") to utilize the MDM Concept and the MDM Software (as such terms are hereinafter defined) throughout certain jurisdictions in Europe (the "Territory"), and

     WHEREAS, MDM wishes to acquire the European Rights presently possessed by MISE; and

     WHEREAS, following its acquisition of the MISE Shares, HSL, as the sole shareholder of MISE, is willing to cause MISE to assign the European Rights to MDM; and

     WHEREAS, in consideration of the assignment to MDM of the European Rights, MDM is willing to issue shares of its Series C Preferred Stock to UGL and to pay to UGL commissions based upon sales of MDM in the Territory,

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Sale of MISE Shares. UGL hereby sells, assigns, transfers and delivers to HSL, and HSL hereby purchases from UGL, all of UGL's right, title and interest in and to the MISE Shares. In furtherance thereof, UGL is delivering to HSL simultaneously herewith a certificate evidencing the MISE Shares registered in the name of UGL, in form for transfer and with stock powers executed by UGL annexed thereto, and with all signatures guaranteed, receipt of which by HSL is hereby acknowledged.

     2. Agreement With Respect to the Assignment of the European Rights. HSL undertakes and agrees to cause MISE to assign to MDM all of MISE's right to utilize the MDM Concept and the MDM Software in the Territory consisting of the jurisdictions listed on Exhibit A


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

hereto. As used herein, the term "MDM Concept" shall mean the business concept developed by MDM and utilized by it in the United States, under which MDM arranges for, and furnishes administrative services in connection with, the provision of certain medical diagnostic services on a reduced-fee basis for employers, unions, insurance companies, third party benefit administrators and other entities and organizations which offer health benefits to eligible persons. As used herein, the term "MDM Software" shall mean certain proprietary computer software applications programs developed by MDM and used by it in the United States in connection with the implementation of the MDM Concept and the operation of its business.

     3. Consideration for MISE Shares. The aggregate consideration for the sale of the MISE Shares to HSL shall consist of the following:

          3.1 The issuance by MDM to UGL of 30 shares of Series C Preferred Stock of MDM ("Series C Shares), having a liquidation preference of $100,000 per share and such other relative rights, preferences and limitations as are set forth in the Certificate of Amendment of the Certificate of Incorporation of MDM, a copy of which is affixed hereto as Exhibit B, evidenced by a certificate therefor, registered in the name of UGL, which MDM agrees to deliver to UGL within thirty (30) days from and after the date hereof.

          3.2 The payment to UGL by MDM of commissions ("Commissions") in amounts equal to five percent (5%) of the Net Sales (as hereinafter defined) of MDM (or, if it conducts business in the Territory through an affiliated entity ("European Subsidiary"), the Net Sales of the European Subsidiary) during the period of seven (7) years from and after the date hereof attributable to customers in the Territory. (The entity through which the MDM Concept is implemented in the Territory, whether it be MDM or the European Subsidiary is hereinafter referred to as "MDM Europe.") Commissions shall be payable to UGL by MDM on the last business day of January, April, July and October with respect to Net Sales recognized during the immediately preceding calendar quarter. As used herein, the term "Net Sales" shall mean the sales of MDM Europe derived from the Territory, net of any fees collected by MDM Europe and, in turn, paid by MDM Europe to providers of health care services, and any discounts and disallowances. MDM shall use its best efforts to introduce and implement the MDM Concept in the Territory, either directly or through a European Subsidiary.

          3.3 For a period of ninety (90) months from and after the date hereof, UGL shall have the right, during normal business hours and upon no less than ten (10) days' prior written notice given to MDM, to have its employees, representatives or designees ("UGL Auditors") examine at the offices where MDM Europe's financial books and records with respect to its business in the Territory are regularly maintained, those books and records of MDM Europe relating to its sales ("Sales Records") which are reasonably necessary to verify the amount of Commissions paid or payable to UGL under
     Section 3.2 hereof and the amounts of Net Sales of MDM Europe on which they are based. The cost of such examination shall be borne by UGI; provided, however, if such examination determines that the Net Sales have been understated by MDM Europe by more than 10%, and such determination is upheld after prompt review by an independent auditor selected jointly by MDM and the UGL Auditor, the costs and expenses of such audit and subsequent review shall be borne by MDM.

     4.   Representations, Warranties and Agreements.

          4.1 UGL represents and warrants to and agrees with HSL and MDM that:

               4.1.1 Subject to the Agreement between HSL and UGL, dated 14 September 1996, (I) it is the record and beneficial owner of the MISE Shares, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, and (II) all of the MISE Shares are duly and validly issued, fully-paid and nonassessable. The MISE Shares are hereby assigned, transferred and delivered to HSL pursuant hereto, and good marketable title thereto, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, are hereby passed to, and vested in, HSL.

               4.1.2 UGL has full right, power and authority to execute and deliver this Agreement, transfer, assign and deliver to HSL the MISE Shares and consurnmate the transactions contemplated hereby.

               4.1.3 UGL is not subject to any restrictions or agreements which prohibit, or would be violated by, the execution of this Agreement or the consummation of the transactions contemplated hereby, and no consent or approval of any person, including, without limitation, any governmental agency, court or tribunal, is required to consummate the transactions contemplated hereby.

          4.2 MDM represents and warrants to, and agrees with UGL that

               4.2.1 The authorized capital stock of MDM consists of 10,000,000 shares of Common Stock, including 400,000 shares designated as Class B Common Stock; and 250,000 shares of Preferred Stock, including 50,000 shares designated an Series A Convertible Preferred Stock, 20,000 shares designated as Series B Preferred Stock and 30 shares designated as Series C Preferred Stock. As of the date hereof, there are no shares of capital stock of MDM issued and outstanding, except for 2,044,386 shares of MDM Common Stock, 388,000 shares of Class B Common Stock and 9,531 shares of Series B Preferred Stock;

               4.2.2 MDM has delivered to UGL (I) the unaudited balance sheets of MDM as at December 31, 1993, 1994, 1995 and 1996 and the related unaudited statements of income and expense for each of the fiscal years then ended and (II) the unaudited interim balance sheet of MDM as at March 31, 1997 and the related unaudited statement of income and expense for the three-month period then ended. All such financial statements present fairly the financial position of MDM at such dates and the results of its operations for such periods, and to the knowledge of MDM, there are no material modifications required to be made to such financial statements in order for them to be in conformity with generally accepted accounting principles (promulgated by the United States Financial Accounting Standards Board) applied on a consistent basis throughout the periods covered. As of March 31, 1997, MDM did not have liabilities of any nature, kind or description, whether absolute, accrued, liquidated, unliquidated, contingent or otherwise, and whether due or to become due, which were not reflected on the balance sheet as at March 31, 1997, as a liability or by reserves therefor to the full extent thereof, except for liabilities under the leases listed on Exhibit C hereto;

               4.2.3 It has full right, power and authority to execute and deliver this Agreement, issue and deliver to UGL the Series C Shares and consummate the transactions contemplated hereby;

               4.2.4 It is not subject to any restrictions or agreements which prohibit, or would be violated by, the execution of this Agreement or the consummation of the transactions contemplated hereby, and no consent or approval of any person, including, without limitation, any governmental agency, court or tribunal, is required to consummate the transactions contemplated hereby; and

               4.2.5 From and after the date hereof, it shall not issue (I) any shares of its authorized and unissued shares of Series A Convertible Preferred Stock or (II) any class or series of its capital stock to which the Series C Preferred Stock is subordinated.

          4.3 HSL represents and warrants to, and agrees with UGL and MDM that

               4.3.1 It has full right, power and authority to execute and deliver this Agreement, and consummate the transactions contemplated hereby; and

               4.3.2 It is not subject to any restrictions or agreements which prohibit, or would be violated by, the execution of this Agreement or the consummation of the transactions contemplated hereby, and no consent or approval of any person, including, without limitation, any governmental agency, court or tribunal, is required to consummate the transactions contemplated hereby.

     5. Notices. All notices or other communications provided for herein shall be in writing and if not delivered in person, shall be deemed to have been delivered when sent via prepaid courier service, return receipt requested, and addressed to the respective parties at their addresses herein above set forth or to such other address as either such party may have designated by notice given as aforesaid.

     6. Miscellaneous.

          6.1 This Agreement may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto.

          6.2 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not


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

     in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

          6.3 Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and its successors and assigns.

          6.4 Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

          6.5 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

          6.6 This Agreement shall be governed by and construed in accordance with the laws of Switzerland. The parties hereby agree to submit any disputes arising with respect to or in connection with this Agreement to be finally decided by one or more arbitrators in accordance with the Rules of Arbitration of the Chamber of Commerce and Industry of Geneva. The arbitration proceedings shall be conducted in English and the arbitration shall take place in Geneva.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.



                                       Signed sealed and delivered by  )
                                       UNILABS GROUP LIMITED           )


By:                                    By:
    ---------------------------------      ----------------------------------
    Name: Edgard Zwrin                     Name:
    Title:   Director                      Title:


                                       Signed sealed and delivered by  )
                                       HEALTH STRATEGIES LIMITED       )


                                       By:
                                           ----------------------------------
                                           Name: Rosemary E. Marr
                                           Title: Diretor

                                       Signed sealed and delivered by       )
                                       MEDICAL DIAGNOSTIC MANAGEMENT, INC.  )


                                       By:
                                           ----------------------------------
                                           Andrew H. Baker
                                           Chairman of the Board

                                    EXHIBIT A

INCLUDED EUROPEAN JURISDICATIONS

                              Pursuant to Section 2

Austria

Belgium

France

Germany

Greece

Holland

Ireland

Italy

Portugal

Russia

Scandinavia

Spain

Switzerland

Turkey

United Kingdom

                                    EXHIBIT B

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION
                                       OF
                       MEDICAL DIAGNOSTIC MANAGEMENT INC.


     MEDICAL DIAGNOSTIC MANAGEMENT INC., a corporation organized and existing under the laws of the State of New Jersey, does hereby execute the following Certificate of Amendment of its Certificate of Incorporation pursuant to the provisions of Sections 14A:9-2(2) and 14A:7-2(4) of the New Jersey Business Corporation Act

          1. The name of the corporation is MEDICAL DIAGNOSTIC MANAGEMENT INC, (the "Corporation").

          2. The certificate of incorporation of the Corporation was filed in the office of the Secretary of State of New Jersey on May 12, 1989, and Certificates of Amendment thereof were so filed on September 28, 1990, March 20, 1992, November 14, 1994 and October 18, 1995.

          3. The following resolutions creating a series of Preferred Stock and determining the designation, number of shares, relative rights, preferences and limitations of such series were duly adopted by the Executive Committee of the Board of Directors of the Corporation as of the day of May, 1997, under the authority vested in the Board by the Certificate of incorporation of the Corporation, as amended, pursuant to Sections 14A:7-2(2) and 14A:7-2(3) of the New Jersey Business Corporation Act:

          RESOLVED, that pursuant to the authority granted to the Board of Directors of the corporation by Article SECOND of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the creation of a series of Preferred Stork consisting of up to 30 shares and designated as series C Preferred Stock out of the 250,000 shares Of Preferred Stock authorized by said Certificate of Incorporation; and

          RESOLVED, that the designation and the number of shares of Series C Preferred Stock and the relative rights, preferences, and limitations of the shares of Series C Preferred stock be, and they hereby are, as follows:

          1. Designation and Number of Shares. Of the 250,000 shares of Preferred Stock authorized by of incorporation, 30 shares are hereby designated as Series C Preferred Stock (the "Series C Stock").

          2. Dividends and Distributions. The holders of Series C Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

          3. Voting Rights. The holders of Series C Stock shall have no right to vote for the election of directors of the Corporation and no right to vote on any matter presented to the shareholders for their vote or approval.

          4. Redemption. The shares of Series C Stock are redeemable upon the following terms and conditions, subject, in any event, to the limitations contained in the New Jersey Business Corporation Act:

                    (a) The Corporation may, at its option, at any time it may lawfully do so from and after its issuance, redeem for cash all, or from time to time, any part of the Series C Stock, in each case, at a Redemption Price per share determined in accordance with paragraph (b) below, plus an amount equal to all declared but unpaid dividends thereon. Subject to the foregoing, the timing of any such redemption of Series C Stock under this paragraph (a), the number of shares to be redeemed and the selection of holders whose shares are to be redeemed shall be determined by the Corporation, in its sole discretion.

                    (b) The Redemption Price for each share of Series C Stock
               shall be the product of $100,000.00 and the applicable percentage set forth below:

                   Calendar Year of           Applicable
                   Redemption                 Percentage

                   1998                       100%
                   1999                       105%
                   2000                       110%
                   2001                       115%
                   2002 and thereafter        120%

          5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Series C Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders, an amount equal to $100,000.00 per share of Series C Stock, plus an amount equal to all declared but unpaid dividends thereon, and no more, after prior payment of the full preferential amount to the holders of the Series B Preferred Stock but before any payment or other distribution shall be made to the holders of Common Stock, Class B Common Stock or any other class or series of the Corporation's Common Stock (the Common Stock, Class B Common Stock or such other class or series of the Corporation's Common Stock being hereinafter together referred to as "Junior Shares"). In the event that the assets of the Corporation legally available for distribution to shareholders is not sufficient to permit the payment of the full preferential amounts to the holders of Series C Stock and to the holders of any other series of Preferred Stock of the Corporation then outstanding which rank pari pasu with the Series C Stock ("Pari Pasu Shares"), then all of such assets shall be distributed as between the holders of the Series C Stock and the holders of such Pari Pasu Shares in the same proportion as their respective per share preferential amounts bear to the sum of the per share preferential amounts of the Series C Stock and the Pari Pasu Shares. In the event that the assets of the Corporation legally available for distribution to the holders of Series C Stock is not sufficient to permit the payment of the full preferential amount as aforesaid, then all of the assets of the Corporation available for distribution to such holders shall be distributed to them on a pro rata basis in accordance with their respective holdings of Series C Stock. Following the payment in full to the holders of the Series C Stock, the Pari Pasu Shares and any Junior Shares which are entitled to preferential distributions of the respective preferential amounts to which they are entitled out of the assets of the Corporation legally available therefor, the remainder of the assets of the Corporation legally available therefor may be distributed to the holders of the Common Stock and Class B Common Stock on a pro rata basis. A merger or consolidation of the Corporation with or into any other corporation, a share exchange involving the Corporation, or a sale, lease, exchange of transfer of all or any part of the assets of the Corporation shall not result in the liquidation of the Corporation, and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of corporation for purposes of this paragraph.

          6. Conversion.

          (a) In the event that the Corporation offers and sells any shares of Common Stock in a public offering registered under the Securities Act of 1933, as amended (such public offering being hereinafter referred to as the "Conversion Event", all shares of Series C Stock then out. standing shall be converted into shares of Common Stock of the Corporation ("Conversion Shares"), so that upon such conversion, the holders of Series C Stock, as a group. shall hold, in the aggregate, a number of Conversion Shares having an aggregate value equal to the lesser of,. 0 fifteen percent (15%) of the aggregate value of the shares of Common Stock of the Corporation outstanding after giving effect to the issuance shares in, or in connection with, such public offering, valued based upon the public offering price of each share of Common Stock being so issued and sold ("Public Offering Price") and (ii) $5,000.000. In furtherance of the foregoing, each share of Series C Stock outstanding at the time the Conversion Event occurs shall automatically, without any action on the part of any holder thereof, be converted into that number of fully paid and nonassessable shares of Common Stock of the Corporation ("Conversion Rate") obtained by dividing the product of (x) 0.17647 and (y) the number of shares of the Corporation's Common Stock outstanding immediately following the Conversion Event (but before the issuance of any Conversion Shares), by the number of shares of Series C Stock then outstanding; provided, however, that in no event shall the aggregate value of the Conversion Shares, valued at the Public Offering Price, exceed $5,000,000.00; and provided further, that the Conversion Rate is subject to adjustment in accordance with subparagraph (b) hereof.

          (b) The Conversion Rate shall be subject to adjustment from time to time, calculated as follows, except that no adjustments to the Conversion Rate shall be made until cumulative adjustments would affect the Conversion Rate by one or more Conversion Shares:

                    (i) If the Corporation changes its Common Stock into the
               same or a different number of shares of any other class or classes of stocks, whether by recapitalization, reclassification or otherwise (unless otherwise provided for in subparagraph
               (b)(iii)), then the Conversion Rate in effect immediately prior to such action shall be adjusted so that each holder of Series C Stock thereafter converted may receive the number and class or series of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such shares of Series C had been converted immediately prior to such action;

                    (ii) If the Corporation: (A) issues rights or warrants
               entitling holders of its Common Stock to subscribe for, or purchase shares of its Common Stock or securities convertible into its Common Stock; or (B) distributes to the holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities of the Corporation, then, in either case, the Conversion Rate immediately prior to such action shall be adjusted so that each holder of Series C Stock thereafter converted may receive the number of rights, warrants, assets or debt securities to which such holder would have been entitled immediately following such action if such Series C Stock had been converted immediately prior to such action;

                    (iii) If the Corporation shall consolidate with or merge
               into any other corporation or transfer all of substantially all of its properties and assets as an entirety to any person, then upon consummation of such transaction, each share of Series C Stock shall automatically be corrected into the kind and amount of securities cash or other assets to which the holder of such share would have been entitled immediately after such consolidation, merger or transfer if such share of Series C Stock had been converted immediately prior to the effective date of such transaction;

                    (iv) In the case of any adjustment in the Conversion Rate
               occasioned by the events referred to in subparagraph (b)(i) or
               (b)(iii) hereof, appropriate adjustments shall be made in the application of the provisions of this paragraph with respect to the rights of the holders of Series C Stock after such event to the end that the provisions of this paragraph (including the provisions relating to the adjustment of the Conversion Rate) shall be applicable after the event as nearly equivalent as practicable; and

                    (v) Adjustments shall become effective immediately after the record date in the case of a distribution and immediately after the effective date in the case of (i) a change in the Corporation's Common Stock or (ii) a consolidation or merger of the Corporation.


          (c) The Corporation shall not be required to issue fractions of shares of its Common Stock upon the conversion of the Series C Stock, and the number of shares of its Common Stock to be issued shall be rounded to the nearest whole share.

          (d) Within fifteen (15) days following the occurrence of a Conversion Event, the Corporation shall give written notice thereof to each holder of Series C Stock. Upon receipt of such notice, each such holder shall surrender the certificate or certificates theretofore representing outstanding shares of Series C Stock at the offices of the Corporation, and each such holder shall upon such surrender, receive in exchange therefor, a certificate representing the number of full Conversion Shares into which the shares of Series C Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with subparagraph
          (a) hereof. Any certificate surrendered for conversion shall be duty endorsed.

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

          (e) The Corporation shall at ail times reserve and keep available out of its authorized but unissued shares of Common Stock. solely for the purpose of effecting the conversion of the shares of Series C Stock, such number of shares of its Common stock as shall from time to time be sufficient to effect the conversion of all of the outstanding shares of Series C Stock; and if, at any time, the number of authorized but unissued shares of the Corporation's Common Stock shall net be sufficient to effect the conversion of all then outstanding shares of Series C Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shams as shall be sufficient for such purpose.

          4. The foregoing resolutions were duty adopted by the unanimous written consent of the Executive Committee of the Board of Directors of the Corporation, dated as of the ______ day of May, 1997, pursuant to Section 14A:6-7. 1. (5) of the New Jersey Business Corporation Act.

          5. The Certificate of Incorporation is hereby amended so that the designation and number of shares of Series C Preferred Stock and the relative rights, preferences and limitations thereof are as stated in the foregoing resolutions.


     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Certificate of incorporation to be signed by Andrew H. Baker, its Chairman of the Board, and attested by Robert S. Gold, its Secretary, on this __ day of May, 1997.

                                       MEDICAL DIAGNOSTIC MANAGEMENT INC.



                                       By
                                          --------------------------------------
                                          Andrew Baker
                                          Chairman of the Board

ATTEST:


-------------------------------------
Secretary

                                    EXHIBIT C


                  LIABILITIES UNDER LEASES AS AT MARCH 31,1997
                            Pursuant to Section 4.2.2

--------------------------------------------------------------------------------

Lease for Toyota 4Runner

Canon Copier Lease

Postage Meter Lease